                                                                      EXHIBIT 99



                            STOCK EXCHANGE AGREEMENT

        This Stock Exchange Agreement ("Agreement"), is made and entered into this 29th day of February, 2000, by, between and among Mojave Southern, Inc., a Nevada Corporation ("Mojave" or the "Corporation"), and the stockholders of Norden Associates, Inc., a Nevada Corporation, ("Norden") whose sole shareholder is Netta Girard (the "Stockholder").

        WHEREAS, Mojave desires to acquire 100% of the outstanding stock of Norden in exchange for 200,000 shares of Mojave's restricted common stock, $0.001 par value; and

        WHEREAS, the parties hereto, for the purposes of this transaction, value the 200,000 shares of Mojave's restricted common stock at $0.25 per share;

        WHEREAS, the Stockholder owns 100% of the outstanding stock of Norden;
and

        WHEREAS, the Stockholder desires to exchange her stock in Norden for a total amount of 200,000 shares of the common stock of Mojave; and

        WHEREAS, Mojave and the Stockholder agree that it is in the best interest of Mojave and the Stockholder to enter into this Agreement on the terms and conditions Set forth below; and

        NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements and the respective representations and warranties herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I

                               EXCHANGE OF SHARES

Section 1.1 Norden Stock.

Contemporaneously with the execution of this Agreement, the Stockholder shall transfer, convey, assign and deliver to Mojave 100,000 shares of stock of Norden ("Norden Stock"), which represents 100% of the issued and outstanding shares of stock of Norden, and shall deliver to Mojave stock certificates representing such stock, duly transferred and nominated in favor of Mojave or accompanied by duly executed stock powers in form and substance satisfactory to Mojave. The transaction by which such transfer shall take place is hereinafter referred to as the "Exchange".

Section 1.2 Mojave Common Stock.

Contemporaneously with the execution of this Agreement, and in exchange for the Norden Stock transferred to Mojave by the Stockholder, Mojave shall deliver to the Stockholder a total of 200,000 shares of the common stock of Mojave ("Mojave Common Stock"), and shall deliver to the

Stockholder stock certificates representing such stock, all with appropriate restrictive legend(s).

                                   ARTICLE II

                                   THE CLOSING

The Closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on March 1, 2000 (the "Closing Date"), at the offices of Netta's Salon, 3779 East Desert Inn Road, Las Vegas, Nevada 89121 or at such other time and place as agreed upon by the parties hereto.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                               OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Mojave as follows:

Section 3.1 Organization and Capitalization.

The Stockholder owns, beneficially and of record, that number of shares of Norden Stock set forth above. The shares of Norden Stock are owned by the Stockholder free and clear of any liens, claims, equities, charges, options, rights of first refusal, or encumbrances. The Stockholder has the unrestricted right and power to transfer, convey and deliver full ownership of such shares without the consent or agreement of any other person and without any designation, declaration or filing with any governmental authority and upon the transfer of such shares to Mojave as contemplated herein, Mojave will receive good and valid title thereto, free and clear of any liens, claims, equities, charges, options, rights of first refusal, encumbrances or other restrictions (except those imposed by applicable securities laws).

Section 3.2 Authorization.

The Stockholder is a person of full age of majority, with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for herself. All action on the part of the Stockholder necessary for the authorization, execution, delivery and performance of this Agreement by the Stockholder has been taken and will be taken prior to Closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of the Stockholder and be enforceable against the Stockholder in accordance with its terms and provisions, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 3.3 Pending Claims.

There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of the Stockholder's knowledge, threatened with respect to the transfer to Mojave of the Norden Stock owned by the Stockholder, including Norden as an entity, or the performance of this Agreement by the Stockholder and Norden.

Section 3.4 Litigation.

No litigation is pending, or, to Stockholder's knowledge, threatened, against the Stockholder or Norden, which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby.

Section 3.5 No Breaches or Defaults.

The execution, delivery, and performance of this Agreement by Norden does not:
(i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Norden Common Stock, or (iii) require any authorization, consent, approval, exemption, or other action by or note to or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Mojave is a party or by which the Norden Common Stock may be bound or affected. For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, "Legal Requirement" means any law, statute, ordinance, writ, injunction, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 3.6 Consents.

No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Norden in connection with the execution and delivery by Norden of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 3.7 Financial Information.

Norden has delivered to the Mojave the audited balance sheets of Norden dated as of December 31,

1999, as well as for the stub period beginning January 1, 2000, through February 29, 2000, together with the related statements of income, changes in shareholder's equity and cash flow for the years then ended, including the related notes, all certified by Kurt D. Saliger, certified public accountant, and prepared in accordance with generally acceptable accounting principles. Except as, and to the extent reflected or reserved against in the forgoing, Norden, as of February 29, 2000, has no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, not fully reflected or reserved against. As of the Closing Date, there will not have been any material change in the financial condition of Norden from that reflected in forgoing.

Section 3.8 Taxes.

Norden has filed all federal tax returns and reports due or required to be filed, and has paid all taxes, interest payments and penalties, if any, required to be paid with respect thereto. Norden has no taxes due or accruable for any periods ending on or before the Closing Date to any taxing authority and is not delinquent in the payment of any tax or governmental charge of any nature.

Section 3.9 Compliance with Laws.

Norden is, and at all times prior to the date hereof has been, in compliance with all statutes, orders, rules, ordinances and regulations (including without limitation, statutes, orders, rules, ordinances and regulations pertaining to zoning, health, safety, environmental and securities law matters) applicable to it or to the ownership of its assets or the operation of its businesses and Norden has no basis to expect, nor has received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation.

Section 3.10 Books and Records.

The books of account, minute books, stock record books and other records of Norden, all of which have been made available to Mojave, are accurate and complete and have been maintained in accordance with sound business practices. At the Closing, all of these books and records will be in the possession of Norden.

Section 3.11 No Pending Transactions.

There are no contracts, agreements. commitments, understandings or proposed transactions, whether written or oral, to which Norden is a party or by which it is bound, other than the terms and provisions of a certain real estate lease agreement that has been previously provided to Mojave. Except for the transactions contemplated by this Agreement, Norden is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in (i) the sale, merger, consolidation or recapitalization of Norden, or (ii) the sale of all or substantially all of the assets of Norden.

Section 3.12 Disclosures.

No representation or warranty of the Norden or the Stockholder contained in this Agreement (including any exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                                    OF MOJAVE

Mojave hereby represents and warrants to the Stockholder as follows:

Section 4.1 Organization and Capitalization.

Mojave is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with full power and authority and all necessary governmental and regulatory licenses, permits and authorizations to carry on the businesses in which it is engaged, to own the properties entities and businesses that it owns currently and will own at and after the Closing. Mojave does not have any subsidiaries or any other investments or ownership interest in any corporation, partnership, joint venture or other business enterprise, except its authorized d/b/a, American Association of Nail Technicians. The authorized capital stock of Mojave consists of 25,000,000 shares of common stock, $0.001 par value, of which, immediately prior to the Closing, 325,000 shares of common stock are validly issued and outstanding. There are no shares of preferred stock authorized, issued or outstanding. All of such issued and outstanding shares of common stock of Mojave have been duly authorized are validly issued and are fully paid and non-assessable. None of the shares were issued in violation of any preemptive rights. There are no existing warrants, options, rights of first refusal, conversion rights, calls, commitments or other agreements of any character pursuant to which Mojave is or may become obligated to issue any of its stock or securities. Mojave has no obligation to repurchase, reacquire or redeem any of its outstanding capital stock.

Section 4.2 Authorization.

Mojave is a corporation with full power, capacity, and authority to enter into this Agreement and perform the obligations contemplated hereby by and for itself. All action on the part of Mojave necessary for the authorization, execution, delivery and performance of this Agreement by Mojave have been taken or will be taken prior to Closing. This Agreement, when duly executed and delivered in accordance with its terms, will constitute legal, valid, and binding obligations of Mojave enforceable against Mojave in accordance with its terms, except as may be limited by bankruptcy, insolvency, and other similar laws affecting creditors' rights generally or by general equitable principles.

Section 4.3 No Breaches or Defaults.

The execution, delivery, and performance of this Agreement by Mojave does not:
(i) conflict with, violate, or constitute a breach of or a default under, (ii) result in the creation or imposition of any lien, claim, or encumbrance of any kind upon the Mojave Common Stock, or (iii) require any authorization, consent, approval, exemption, or other action by or note to or filing with any third party or Governmental Authority under any provision of: (a) any applicable Legal Requirement, or (b) any credit or loan agreement, promissory note, or any other agreement or instrument to which Mojave is a party or by which the Mojave Common Stock may be bound or affected. For purposes of this Agreement, "Governmental Authority" means any foreign governmental authority, the United States of America, any state of the United States, and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court, or similar entity, having jurisdiction over the parties hereto or their respective assets or properties. For purposes of this Agreement, "Legal Requirement" means any law, statute, ordinance, writ, injunction, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

Section 4.4 Pending Claims.

There is no claim, suit, action or proceeding, whether judicial, administrative or otherwise, pending or, to the best of Mojave's knowledge, threatened with respect to the transfer to the Stockholder of the Mojave Common Stock or the performance of this Agreement by Mojave.

Section 4.5 Consents.

No permit, consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or any other person or entity is required on the part of Mojave in connection with the execution and delivery by Mojave of this Agreement or the consummation and performance of the transactions contemplated hereby.

Section 4.6 Financial Information.

Mojave has delivered to the Stockholder the audited balance sheets of Mojave dated as of December 31, 1999, together with the related statements of income, changes in shareholder's equity and cash flow for the years then ended, including the related notes, all certified by Kurt D. Saliger, certified public accountant, and prepared in accordance with generally acceptable accounting principles. Except as, and to the extent reflected or reserved against in the forgoing, Mojave, as of December 31, 1999, has no liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, not fully reflected or reserved against. As of the Closing Date, there will not have been any material change in the financial condition of Mojave from that reflected in forgoing.

Section 4.7 Taxes.

Mojave has filed all federal tax returns and reports due or required to be filed, and has paid all taxes, interest payments and penalties, if any, required to be paid with respect thereto. Mojave has no taxes due or accruable for any periods ending on or before the Closing Date to any taxing authority and is not delinquent in the payment of any tax or governmental charge of any nature.

Section 4.8 Compliance with Laws.

Mojave is, and at all times prior to the date hereof has been, in compliance with all statutes, orders, rules, ordinances and regulations (including without limitation, statutes, orders, rules, ordinances and regulations pertaining to zoning, health, safety, environmental and securities law matters) applicable to it or to the ownership of its assets or the operation of its businesses and Mojave has no basis to expect, nor has received, any order or notice of any such violation or claim of violation of any such statute, order, rule, ordinance or regulation.

Section 4.9 Books and Records.

The books of account, minute books, stock record books and other records of Mojave, all of which have been made available to the Stockholder, are accurate and complete and have been maintained in accordance with sound business practices. At the Closing, all of these books and records will be in the possession of Mojave.

Section 4.10 No Pending Transactions.

There are no contracts, agreements. commitments, understandings or proposed transactions, whether written or oral, to which Mojave is a party or by which it is bound. Except for the transactions contemplated by this Agreement, Mojave is not a party to or bound by or the subject of any agreement, undertaking, commitment or discussions or negotiations with any person that could result in
(i) the sale, merger, consolidation or recapitalization of Mojave, or (ii) the sale of all or substantially all of the assets of Mojave.

Section 4.11 Litigation.

No litigation is pending, or, to Mojave's knowledge, threatened, against Mojave, or its assets or properties which seeks to restrain or enjoin the execution and delivery of this Agreement or any of the documents referred to herein or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards against Mojave or any of its assets or properties.

Section 4.12 Disclosure.

No representation or warranty of Mojave contained in this Agreement (including the exhibits hereto) contains any untrue statement or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                              CLOSING AND DELIVERY

Section 5.1(a) Closing Documents of the Stockholder.

The obligations of Mojave to effect the transactions contemplated hereby are subject to the delivery by the Stockholder at Closing of certificates evidencing its Norden Stock duly endorsed for transfer by the Stockholder to Mojave as contemplated by this Agreement, in form and substance satisfactory to counsel for Mojave.

Section 5.1(b) Closing Documents of Mojave.

The obligations of the Stockholder to effect the transactions contemplated hereby are subject to each of the following conditions:

(i) The Stockholder shall have received an officers and directors certificate, dated the Closing Date and signed by the officers and directors of Mojave that the representations and warranties made by Mojave in Article IV hereof are true and correct on the Closing Date;

(ii) Mojave shall have delivered either (a) certificates evidencing 200,000 shares of Mojave's Common Stock bearing a restrictive legend in accordance with the applicable terms and provisions of the Federal Securities Laws, duly executed for issuance by Mojave to the Stockholder as contemplated by this Agreement in the amounts as set forth hereinabove, or (b) a letter of instruction from a duly authorized officer of Mojave to Silverado Stock Transfer, Inc., a Nevada corporation (Mojave's transfer agent), instructing the transfer agent to duly issue stock certificates evidencing

200,000 shares of Common Stock of Mojave to the Stockholder, all as contemplated by this Agreement, in form and substance satisfactory to the Stockholder;

(iii) The Board of Directors of Mojave shall have approved and authorized the transactions contemplated herein;

(iv) The Board of Directors of Mojave shall have appointed Netta Girard as a new director of Mojave; and

(vi) Mojave shall provide to the Stockholder the written legal opinion of David
H. Jarvis, dated as of the Closing Date, in form and substance satisfactory to the Stockholder and her counsel.

                                   ARTICLE VI

              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 6.1 Nature of Statements.

All statements contained herein, or in any certificate or other written instrument delivered by or on behalf of the parties hereto or the shall be deemed representations and warranties by Mojave and Norden and the Stockholder, as the case may be. No investigation by any party hereto nor failure by any party hereto, to make any investigation, shall constitute a waiver of any representation, warranty, covenant, or agreement of any party hereto, nor relieve such other party of any obligation with respect to the accuracy or fulfillment thereof.

Section 6.2 Effect.

Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect hereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive Closing and continue in effect thereafter for the maximum period allowed by law.

                                   ARTICLE VII

                                 INDEMNIFICATION

Section 7.1 Indemnification.

Norden and the Stockholder jointly and severally agree to and shall indemnify, defend (with legal counsel reasonably acceptable to Mojave), and hold Mojave and its officers and directors harmless at all times after the date of this Agreement, from and against and in respect of, any liability, claim, deficiency, loss, damage, penalty or injury, and all reasonable costs and expenses (including reasonable attorneys' fees and costs of any suit related thereto) suffered or incurred by Mojave arising from (a) any misrepresentation by. or breach of any covenant or warranty of the Stockholder and Norden contained in this Agreement, or any exhibit, certificate, or other instrument furnished or to be furnished by the Stockholder and Norden hereunder, (b) any nonfulfillment of any agreement on the part of the Stockholder and Norden under this Agreement, or (c) from any material misrepresentation in or material omission from, any certificate or other instrument furnished or to be furnished to Mojave hereunder.

Section 7.2 Indemnification.

Mojave agrees to and shall indemnify, defend (with legal counsel reasonably acceptable to the Stockholders and Norden) and hold the Stockholder and Norden, their agents, affiliates and assigns harmless at all times alter the date of the Agreement from and against, and in respect of any liability, claim, deficiency, loss, damage, penalty or injury, and all reasonable costs and expenses (including reasonably attorneys' fees and costs of any suit related thereto) suffered or incurred by the Stockholder and/or Norden, arising from (a) any misrepresentation by, or breach of any covenant or warranty of Mojave contained in this Agreement or any exhibit, certificate, or other agreement or instrument furnished or to be furnished by Mojave hereunder, or any claim by a third party (regardless of whether the claimant is ultimately successful), which if true, would be such a misrepresentation or breach; (b) any nonfulfillment of any agreement on the part of Mojave under this Agreement, or from any misrepresentation in or omission from, any exhibit, certificate or other agreement or instrument furnished or to be furnished to the Stockholder and/or Norden hereunder; or (c) any suit, action, proceeding, claim or investigation against the Stockholder and/or Norden which arises from or which is based upon or pertaining to Mojave's conduct or operation of the business of the Mojave and any other matter or state of facts relating to the transactions contemplated herein subsequent to Closing.

Section 7.3 Defense of Claims.

If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event not less than fifteen (15) days prior to any hearing date or other date by which action must be taken); provided that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's, cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects, at its cost, risk and expense, with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The indemnifying party shall not, without the prior written consent of the indemnified party, effect any settlement of any proceeding in respect of which any indemnified party is a party and indemnity has been sought hereunder unless such settlement of a claim, investigation, suit, or other proceeding only involves a remedy for the payment of money by the indemnifying party and includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 7.4 Default of Indemnification Obligation.

If an entity or individual having an indemnification, defense and hold harmless obligation, as above provided, shall fail to assume such obligation, then the party or entities or both, as the case may be, to whom such indemnification, defense and hold harmless obligation is due shall have the right but not the obligation, to assume and maintain such defense (including reasonable counsel fees and costs of any suit related thereto) and to make any settlement or pay any judgment or verdict as the individual or entities deem necessary or appropriate in such individual's or entities' absolute sole discretion and to charge the cost of any such settlement, payment, expense and costs, including reasonable attorneys' fees, to the entity or individual that had the obligation to provide such indemnification, defense and hold harmless obligation and same shall constitute an additional obligation of the entity or of the individual or both, as the case may be.

                                  ARTICLE VIII

                              CONDITIONS SUBSEQUENT

Section 8.1 Appointment of Director.

Mojave agrees to cause the appointment of Netta Girard as a director of Mojave until the next annual meeting of the Stockholders of Mojave or until her successor has been elected.

                                   ARTICLE IX

                               COVENANTS OF MOJAVE

Section 9.1

Mojave will not take any action to cause or effectuate a reverse stock split of its common stock during the one year period commencing on the date hereon.

                                    ARTICLE X

                                  MISCELLANEOUS

Section 10.1.  Notices.

All notices and other communications provided for herein shall be in writing and shall be deemed to have been duly given if delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or overnight air courier guaranteeing next day delivery;

(a)     If to Mojave, to:

Mojave Southern, Inc.
2949 E. Desert Inn Road
Suite 1D
Las Vegas, NV 89121

With a copy to:

David H. Jarvis, Esq.
31555 West Fourteen Mile Road
Suite 212
Farmington Hills, MI  48334

(b) If to the Stockholder and/or Norden to:

Netta Girard
3153 Bel Air
Las Vegas, NV 89109

All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; three days after being deposited in the mail, postage prepaid, sent certified mail, return receipt requested, if mailed; and the next day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it. Any party hereto may change its address by notifying the other parties as provided for in this notice provision.

Section 10.2 Waiver.

Any waiver of any provision of this Agreement shall be effective only if in writing, and no waiver of any provision of this Agreement shall constitute a waiver of any other provision of this Agreement, nor shall such waiver constitute a waiver of any subsequent breach of such provision.

Section 10.3 Assignment.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns and may not be assigned unless agreed to in writing by all parties hereto.

Section 10.4   Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall be deemed one instrument.

Section 10.5 Headings and Sub-Headings.

The section headings and sub-headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 10.6 Entire Agreement.

This Agreement, the documents to be executed hereunder and the exhibits and schedules attached hereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter hereof, and there are no warranties, representations or other agreements among the parties in connection with the subject matter hereof except as specifically set forth herein or in documents delivered pursuant hereto. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto. All of the exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement.

Section 10.7 Validity and Severability.

The invalidity or unenforceability of any provision of this Agreement shall not effect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

Section 10.8 Governing Law.

This Agreement shall be construed and enforceable under and in accordance and governed by the laws of the State of Nevada.

Section 10.9 Costs and Expenses.

The parties hereto shall each pay their own respective fees and disbursements incurred in connection with this Agreement.


                                   SIGNATURES


/s/ Netta Girard                             /s/ Vivian Nehls
-----------------------------------          -----------------------------------
     Netta Girard                                 Vivian Nehls

Dated: August 3, 2000                        Dated: August 3, 2000